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                                                                  EXHIBIT (b)(4)

                       First Amendment to Note Agreement

      This First Amendment dated as of August 18, 1999 to the Note Agreement, dated as of August 5, 1999, is between Worldwide Sports & Recreation, Inc., a Delaware corporation (the "Company"), and The Northwestern Mutual Life Insurance Company (the "Noteholder").

                                   Recitals:

      A. The Company and the Noteholder have heretofore entered into the Note Agreement, dated as of August 5, 1999 (the "Note Agreement"), pursuant to which the Company issued its 12% Senior Subordinated Notes due August 5, 2007 in the aggregate principal amount of $22,800,000 (the "Notes"). The Noteholder is the owner and holder of 100% of the outstanding principal amount of the Notes.

      B. The Company and the Noteholder now desire to amend the Note Agreement in the respect, but only in the respect, hereinafter set forth.

      Now, therefore, the Company and the Noteholder, in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, do hereby agree as follows:

          Section 9.1 of the Note Agreement is amended by deleting the first paragraph of the definition of "Total Indebtedness" and inserting in lieu thereof the following:

          "Total Indebtedness" shall mean, as of the date of any measurement, the total of (a) the average revolving loan balance outstanding under the Senior Credit Agreement as of the last day of each of the 12 calendar months ended on and prior to the date of measurement, plus
          (b) the outstanding principal amount of the term loans outstanding under the Senior Credit Agreement as of the date of measurement, plus
          (c) the principal portion of Capital Lease Obligations and Indebtedness secured by purchase money Liens as of the date of measurement, plus (d) Indebtedness evidenced by the Notes as of the date of measurement, plus (e) all other Indebtedness of the Company and its Subsidiaries as of the date of measurement, minus (f) Junior Subordinated Indebtedness evidenced by the Seller Junior Subordinated Notes as of the date of measurement.

      This First Amendment shall be construed in connection with and as part of the Note Agreement, and except as modified and expressly amended by this amendment, all terms, conditions and covenants contained in the Note Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.
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     Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this amendment may refer to the Note Agreement without making specific reference to this amendment but nevertheless all such references shall be deemed to include this amendment unless the context otherwise requires.

     This First Amendment shall be governed by and construed in accordance with Illinois law.
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     In Witness Whereof, the Company and the Noteholder have caused this instrument to be executed, all as of the day and year first above written.


                                   Worldwide Sports & Recreation, Inc.



                                   By:__________________________________
                                     Its:_______________________________


                                   The Northwestern Mutual Life
                                      Insurance Company



                                   By:__________________________________
                                     Its:_______________________________